Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

Green Giant Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(c) and 457(h)	6,000,000	$1.84(1)	$11,040,000	$.0000927	$1,023.408	N/A	N/A	N/A	N/A
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts						$11,040,000		$1,023.408
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due								$1,023.408

(1)	Estimated solely for the purpose of calculating the registration fee. Such estimate is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices ($1.98 and $1.70, respectively) of the Registrant’s shares of common stock, as quoted on the Nasdaq Capital Market on July 26, 2022.